This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
July 5, 2006
1212707 ALBERTA LTD.
a wholly-owned subsidiary of
CANADIAN OIL SANDS LIMITED
NOTICE OF VARIATION
of the
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding common shares of
CANADA SOUTHERN PETROLEUM LTD.
for the
Amended Offer Price of U.S. $11.10 cash for each Common Share
This is a notice of variation (the “Notice”) to the offer by 1212707 Alberta Ltd. (the “Offeror”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Canada Southern Petroleum Ltd. (“CSP”), together, where the context requires, with associated Rights and including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated June 26, 2006 and the accompanying take-over bid circular (the “Original Offer”). The Offeror hereby gives notice that it is amending the Original Offer as set forth in this Notice. See “Increase in the Offer Price for Common Shares” herein. The Original Offer, as amended by this Notice, is herein referred to as the “Offer”. Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.
THE OFFER HAS BEEN AMENDED TO INCREASE THE OFFER PRICE FOR THE COMMON SHARES TO U.S. $11.10 PER COMMON SHARE. THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 8:00 A.M. (MOUNTAIN DAYLIGHT TIME) ON AUGUST 1, 2006, UNLESS EXTENDED OR WITHDRAWN.
Holders of Common Shares (“Shareholders”) who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (which is printed on yellow paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the applicable office of Computershare Investor Services Inc., in its capacity as Depositary or U.S. Forwarding Agent, shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal. Alternatively, Shareholders (i) in the United States, may follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, “Manner of Acceptance”, or (ii) may request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, “Manner of Acceptance”.
Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, “Manner of Acceptance”.
Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at the applicable address shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is:
Computershare Investor Services Inc.
100 University Avenue
9th Floor
Toronto, Ontario M5J 2Y1
Toll Free: 1-866-612-8054

The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:

Computershare Investor Services Inc.	D.F. King & Co. Inc.
250 Royall Street	48 Wall Street, 22nd Floor
Canton, Massachusetts	New York, New York
USA 02021	USA, 10005
Telephone: 1-212-269-5550
Facsimile: 1-212-269-2798

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
      The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Canadian Oil Sands Limited and CSP are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
CURRENCY AND EXCHANGE RATES
      All references in this Notice to “dollars” or “$” are to Canadian dollars, unless otherwise indicated. On June 29, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1159.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF VARIATION
TO: THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.
      By notice to the Depositary and as set forth in this Notice, the Offeror is varying the terms of and extending the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.
1.   Increase in the Offer Price for Common Shares
      The Offeror has amended the Original Offer by increasing the consideration payable for each Common Share taken up under the Offer from U.S. $9.75 cash per Common Share to U.S. $11.10 cash per Common Share (the “Offer Price”). All Shareholders who tender their Common Shares to the Offer will receive the increased Offer Price for their Common Shares taken up under the Offer, including those Shareholders who may have already tendered Common Shares to the Offer. Shareholders who have already tendered to the Offer need do nothing further. The Offeror will pay the increased Offer Price to such Shareholders at the time of payment by the Offeror for Common Shares under the Offer.
      Accordingly, all references in the Original Offer to U.S.$9.75 per Common Share shall be deemed to be references to U.S.$11.10 per Common Share, net to the Shareholder in cash, or such greater amount as the Offeror may specify as the purchase price per Common Share under the Offer pursuant to Section 5 of the Original Offer, “Extension and Variation of the Offer”. All references in the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to the price offered by the Offeror are deemed to be amended to reflect the foregoing.
      The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “CSW” and on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “CSPLF”. On June 16, 2006, the last trading day prior to the announcement of the Original Offer, the closing price of the Common Shares on the TSX was $9.78 and on NASDAQ was U.S.$8.77. The Original Offer represented a premium of approximately 11.9% and 11.2%, respectively, over the closing price of Common Shares on the TSX and NASDAQ on the last trading day immediately preceding the announcement of the Original Offer and a premium of approximately 18.6% and 18.3%, respectively, over the weighted average trading price of the Common Shares on the TSX and NASDAQ for the 30 trading days immediately preceding the announcement of the Original Offer. The increased Offer Price represents a discount of 6.4% and 1.9% over the closing price of Common Shares on the TSX and NASDAQ, respectively, on June 29, 2006, the last trading day immediately preceding the announcement of the increase to the Offer Price.
2.   Other Outstanding Offers for CSP
      On June 28, 2006, a wholly-owned subsidiary of Petro-Canada (“PCA”) mailed a notice of variation and extension to Shareholders to purchase all of the Common Shares for U.S. $11.00 in cash for each Common Share. The offer by PCA expires on July 17, 2006.
      On June 5, 2006, Canadian Superior Energy Inc. (“Canadian Superior”) announced its intention to make an offer for all of the Common Shares on the basis of 2.75 shares of Canadian Superior and $2.50 in cash for each Common Share. The offer by Canadian Superior was mailed to Shareholders on June 19, 2006 and expires on July 26, 2006.
3.   Time of Acceptance
      The Offer is open for acceptance until, but not later than, 8:00 a.m. (Mountain Daylight Time) on August 1, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror. See Section 2 of the Original Offer “Time of Acceptance”.
4.   Manner of Acceptance
      Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer “Manner of Acceptance”.
5.   Take-up and Payment of Deposited Common Shares
      The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, “Take Up and Payment for Deposited Common Shares”.

6.   Withdrawal of Deposited Common Shares
      Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, “Withdrawal of Deposited Common Shares”.

7.	Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery
      Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.
8.   Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides security holders of CSP with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE
      The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Canadian Oil Sands Limited.
      The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).
DATED: July 5, 2006

1212707 ALBERTA LTD.

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) Trudy M. Curran	(Signed) Ryan M. Kubik
Director	Director

CANADIAN OIL SANDS LIMITED

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) C.E. (Chuck) Shultz	(Signed) Walter B. O’Donoghue
Director	Director

The Depositary for the Offer is:
COMPUTERSHARE INVESTOR SERVICES INC.

By Mail	By Registered Mail, Hand or Courier

P.O. Box 7021	100 University Avenue
Adelaide Street East	9th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1
Attn: Corporation Actions
Toll Free (Canada and United States): 1-866-612-8054
E-Mail: corporateactions@computershare.com
The U.S. Forwarding Agent is:
COMPUTERSHARE INVESTOR SERVICES INC.
By Mail, Registered Mail, Hand or Courier
250 Royall Street
Canton, Massachusetts
USA 02021
The Information Agent is:
D.F. KING & CO. INC.
48 Wall Street, 22nd Floor
New York, New York
USA 10005
Telephone: 1-212-269-5550
Facsimile: 1-212-269-2798
      Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.